Skadden, Arps, Slate, Meagher & Flom
                           919 Third Avenue
                      New York, New York  10022-3987
                             (212) 735-3000
                           Fax: (212) 735-2000

                                                         June 26, 1996


               Concurrent Computer Corporation
               2 Crescent Place
               Oceanport, NJ  07757

                              Re:  Concurrent Computer Corporation
                                   Registration Statement on Form S-3
                                   (File No. 333-5169)

               Ladies and Gentlemen:

                         We have acted as special counsel to Concurrent
               Computer Corporation, a Delaware corporation (the "Compa-ny"), in connection with the public offering by Harris Computer Systems Corporation, a stockholder of the Compa-ny (the "Selling Stockholder"), of up to 14,000,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), including 10,000,000 shares of Common Stock (the "Primary Shares") and up to 4,000,000 shares of Common Stock (the "Converted Shares") issuable upon the conversion of up to 1,000,000 shares of 9.00% Class B Convertible Preferred Stock, par value $.01 per share, of Concurrent (the "Preferred Stock") or the debentures into which the Preferred Shares are ex-changeable.

                         This opinion is being furnished in accordance
               with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                         In connection with this opinion, we have exam-
               ined originals or copies, certified or otherwise identi-fied to our satisfaction, of (i) the Registration State-ment on Form S-3 (File No. 333-5169) as filed with the Securities and Exchange Commission (the "Commission") on June 4, 1996 under the Act and Amendment No. 1 thereto filed with the Commission on June 26, 1996 (such Regis-tration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), (ii) the Purchase and Sale Agreement dated March 26, 1996, as amended and restated on May 23, 1996, between Concurrent and the Selling Stockholder, filed as an exhibit to the Registration Statement (the "Purchase and Sale Agree-ment"), including the description of the debentures for which the Preferred Stock may be exchanged (the "Deben-tures"), (iii) a specimen certificate representing the Common Stock, (iv) the Certificate of Incorporation of the Company, as presently in effect, (v) the By-Laws of the Company, as presently in effect, (vi) certain resolu-tions of the Board of Directors of the Company relating to the issuance and sale of the Shares and related mat-ters and (vii) the form of the proposed Certificate of Designation for the Preferred Stock (the "Certificate of Designation"). We have also examined originals or cop-ies, certified or otherwise identified to our satisfac-tion, of such records of the Company and such agreements, certificates of public officials, certificates of offi-cers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                         In our examination, we have assumed the legal
               capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the origi-nals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently estab-lished or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

                         Members of our firm are admitted to the bar in
               the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

                         Based upon and subject to the foregoing, we are
               of the opinion that:

                         The Shares have been duly authorized.  When the
               consummation of the transactions contemplated by the Purchase and Sale Agreement has occurred, the Primary Shares will be validly issued, fully paid and nonassess-able. When (i) the consummation of the transactions contemplated by the Purchase and Sale Agreement has occurred, including the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and the issuance of up to 1,000,000 shares of Preferred Stock to the Selling Stockholder, and (ii) Con-verted Shares have been issued pursuant to the terms of either (a) the Preferred Stock in accordance with the terms of the Certificate of Designation or (b) any deben-tures that may be issued in exchange for any shares of Preferred Stock, the Converted Shares will be validly issued, fully paid and nonassessable.

                         We hereby consent to the filing of this opinion
               with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Opinions" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                             Very truly yours,

                              /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM